Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of January 18, 2010, between NEWPAGE CORPORATION (“Company”) and MARK A. SUWYN (“Executive”). The Company and Executive agree as follows:

1. Employment and Acceptance. The Company will employ Executive, and Executive accepts employment with the Company, subject to the terms of this Agreement, effective as of January 18, 2010 (the “Effective Date”).

2. Term. This term of this Agreement (“Term”) and the employment relationship established by this Agreement will continue from the Effective Date until the date terminated by either party pursuant to Section 5 (“Termination Date”).

3. Duties and Title.

3.1 Title. The Company will employ Executive to render exclusive and full-time services to the Company and certain of its subsidiaries and affiliates. Executive will initially serve in the capacity of Chairman and Chief Executive Officer of the Company and of NewPage Holding Corporation (“Holding”) and of NewPage Group Inc. (“Group”), while the Company conducts a search for a new Chief Executive Officer. Following election of a new Chief Executive Officer by the board of directors of the Company and of Holding and of Group (“Board”), Executive will continue to serve as executive or non-executive Chairman of the Company, as the Board may determine. Executive may also serve during the Term in executive positions for one or more of the Company’s subsidiaries and affiliates for no additional consideration.

3.2 Duties. Executive will have the authority and responsibilities and will perform those executive duties that are customarily performed by the Chairman and Chief Executive Officer (and as Chairman once a new Chief Executive Officer is elected) of businesses similar to those of the Company or as assigned to Executive by the Board. Executive will report to the Board. While serving as Chief Executive Officer, Executive will devote all his full working-time and attention to the performance of those duties and to the promotion of the business and interests of the Company and its subsidiaries and affiliates. This provision will not prevent Executive from acting as an advisor to or a member of the board of directors of any civic or charitable organization, so long as those actions do not violate Section 7 or interfere with Executive’s performance of his duties under this Agreement.

3.3 Location. The principal place of Executive’s employment will be at the Company’s headquarters, currently in Miamisburg, Ohio. Executive does not currently reside in and will not relocate to the Miamisburg, Ohio area, but rather will continue to commute to and from his residence and the Company’s headquarters as needed.

4. Compensation by the Company.

4.1 Base Salary. As compensation for all services rendered pursuant to this Agreement during 2010, the Company will pay to Executive an annual base salary (“Base Salary”) of $775,000.00, payable in accordance with the payroll practices of the Company. As compensation for all services rendered pursuant to this Agreement during 2011 and future years during the Term, the Company will pay to Executive an annual Base Salary of $500,000.00. The Board may from time to time conduct a review of Executive’s Base Salary and, in its sole discretion, may increase Executive’s Base Salary. Once increased, Base Salary may not be decreased other than as described above.

4.2 Bonus. For performance during 2010, Executive will be eligible for a bonus under the NewPage Corporation Performance Excellence Plan (“Incentive Plan”), as determined by the Compensation Committee of the Board. For performance during 2010, Executive will also be eligible for a bonus under the NewPage Corporation Profit Sharing Plan (“Profit Sharing Plan”), as determined by the Compensation Committee of the Board. Executive’s target bonus under the Incentive Plan will be 93% of Base Salary and under the Profit Sharing Plan will be 7% of Base Salary, for achieving financial targets (and individual performance targets in the case of the Incentive Plan) set for 2010 by the Compensation Committee of the Board in connection with those plans. The annual bonus for 2010 under both plans is not subject to any cap and will be paid on or before March 15, 2011. Executive will not receive a bonus for 2011 or future years during the Term.

4.3 Participation in Employee Benefit Plans. Executive will be entitled during 2010 to participate in the benefit plans of the Company that may be available to other senior executives of the Company, on the same terms as those other executives. The Company may at any time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason in its sole discretion. After 2010, Executive will not participate in any benefit plans of the Company unless specifically so included by the Board.

4.4 Vacation. Executive will be entitled to six weeks of paid vacation during 2010, accrued in accordance with Company policy, and no vacation accrual thereafter. Executive is not entitled to payment for unused vacation days upon the termination of his employment except as set forth in Section 5.

4.5 Business Expense Reimbursement. During the Term, Executive will be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

4.6 Commuting Expense Reimbursement. During the Term, Executive will be entitled to receive reimbursement of reasonable travel and living expenses associated with Executive’s commute to and from Executive’s residence and the Company’s headquarters or other Company locations. Reimbursements for commuting expenses will be treated as ordinary income for tax purposes and will be subject to payroll withholding.

5. Termination.

5.1 Definitions.

(a) “Termination for Cause” means termination of Executive’s employment and all positions with the Company as a result of (i) commission of a felony by Executive, (ii) acts of dishonesty by Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries or affiliates, (iii) Executive’s material breach of any provision of any policy of the Company, Holding or Group, (iv) Executive’s failure to follow the lawful written directions of the Board, (v) conduct by Executive in connection with his duties that is fraudulent, willful and materially injurious to the Company or its subsidiaries or affiliates, or (vi) conduct by Executive in connection with his duties that is unlawful and materially injurious to the Company or its subsidiaries or affiliates. If the Board determines, in its sole discretion, that the events or circumstances giving rise to the Termination for Cause are curable, the Company will so notify Executive and those events or circumstances will not be deemed to be the basis for a Termination for Cause if Executive effects a cure satisfactory to the Board within 10 business days after the Company’s notice is received.

(b) “Termination Without Cause” means termination of Executive’s employment and his position as both Chairman and Chief Executive Officer (or as Chairman, once a new Chief Executive Officer is elected) of the Company, regardless of whether Executive remains as a non-employee director of the Company, (i) by the Company for any reason that does not qualify as a Termination for Cause, or (ii) by Executive for any reason, or (iii) by reason of Executive’s death.

5.2 Termination for Cause. Upon Termination Without Cause, Executive will be entitled to receive the following and will not be eligible to receive any payments or benefits under any Company severance plan:

(1)	any unpaid Base Salary and any accrued but unused vacation pay through the date of termination; and

(2)	accrued benefits pursuant to the Company’s benefit plans and programs.

The amount in (1) above will be paid in a lump sum within 10 business days after the Termination Date (unless an earlier date is required by law).

5.3 Termination Without Cause. Upon a Termination Without Cause, Executive will receive the following in lieu of any payments or benefits to which Executive would otherwise be entitled under any Company severance plan:

(1)	any unpaid Base Salary and any accrued but unused vacation pay through the date of termination;

(2)	$2,000,000.000; and

(3)	accrued benefits pursuant to the Company’s benefit plans and programs.

Payment of the amount in (1) above will be made within 10 business days after the Termination Date (unless an earlier date is required by law). Payment of the amount in (2) above is subject to Executive’s compliance with Section 7 and subject to the execution by Executive, without revocation, of a general release in the form attached as Exhibit A (“Release”), so long as Executive is then competent to execute a Release (and if not, execution of a similar general release by Executive’s personal representative), and will be made in a lump sum after the expiration of the applicable revocation period contained in the Release. The Company will have no obligation to provide any payments or benefits in this Section 5.3 if Executive breaches the provisions of Section 7.

5.4 No Mitigation. The obligations of the Company to Executive that arise upon the termination of his employment pursuant to this Section 5 will not be subject to mitigation or offset.

5.5 Removal from any Boards and Positions. If Executive’s employment terminates for any reason under this Agreement, he will be deemed to resign as applicable (1) as a member of the board of directors of the Company or any of its subsidiaries or affiliates of the Company, (2) as a member of any other board to which he has been appointed or nominated by or on behalf of the Company, and (3) as an officer, member of any committee or team, and from any other position with the Company or any of its subsidiaries or affiliates.

6. Nondisparagement. Except as required by law or order of a court or governmental agency having jurisdiction or to report, in good faith, an impropriety or financial wrongdoing affecting the business of the Company, Executive will not at any time publish or communicate to any person or entity any remarks, comments or statements concerning the Company, Cerberus Capital Management, L.P., their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns, that disparage or impugn the character, honesty, integrity, morality or business acumen or abilities in connection with any aspect of the operation of the business of the individual or entity being disparaged.

7. Restrictions and Obligations of Executive.

7.1 Confidentiality.

(a) During the course of Executive’s employment under this Agreement, Executive will have access to, certain trade secrets and confidential information relating to the Company and its affiliates and subsidiaries (“Protected Parties”) that is not readily available from sources outside the Company, including without their customer, supplier and vendor lists, contract terms, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data), business plans and strategies (including, but not limited to, acquisition and divestiture plans), environmental matters and other regulatory matters and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their businesses (collectively, “Confidential Information”). Confidential Information is one the most valuable assets of the Protected Parties. The Protected Parties invested, and continue to invest, considerable amounts of time and money in developing and maintaining their Confidential Information, and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. Executive acknowledges that Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. Executive will hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information that is obtained by Executive during Executive’s employment by the Company or its subsidiaries and affiliates and that does not become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, Executive will not, during the period Executive is employed by the Company or its subsidiaries and affiliates or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor will Executive use it in any way, except in the course of Executive’s employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims under this Agreement or under any other agreement to which Executive is a party, provided that the disclosure is relevant to the enforcement of those rights or defense of those claims and is only disclosed in the related formal proceedings. Executive will take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Executive understands and agrees that Executive will acquire no rights to any Confidential Information.

(b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items containing Confidential Information or related to the Business (as defined in Section 7.3), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Protected Parties, whether prepared by Executive or otherwise coming into Executive’s possession, will remain the exclusive property of the Protected Parties, and Executive may not remove any those items from the premises of the Protected Parties except in furtherance of Executive’s duties under this Agreement.

(c) While employed by the Company, Executive will promptly disclose to it and assign to it Executive’s interest in any invention, improvement or discovery made or conceived by Executive, either alone or jointly with others, that arises out of Executive’s employment. At the Company’s request and expense, Executive will assist the Protected Parties during the period of Executive’s employment under this Agreement and thereafter in connection with any controversy or legal proceeding relating to the invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d) As requested by the Company and at the Company’s expense, from time to time and upon the termination of Executive’s employment for any reason, Executive will promptly deliver to the Company and its subsidiaries and affiliates, as applicable, all copies and embodiments, in whatever form, of all Confidential Information in Executive’s possession or within his control (including without limitation memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of that material. If requested by the Company, Executive will provide the Company with written confirmation that all required materials have been delivered to the Company as provided in this Section 7.1(d).

7.2 Non-Solicitation or Hire. During the Term and for a period of two years following the Termination Date, Executive may not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (1) any party who is a customer of the Protected Parties or who was a customer of the Protected Parties at any time within the previous 12 months, for the purpose of marketing, selling or providing to that party any services or products offered by or available from the Protected Parties and relating to the Business (as defined in Section 7.3) or (2) any employee of the Protected Parties or any person who was an employee of the Protected Parties at any time within the 12-month period immediately prior to the date of Executive’s termination of employment with the Protected Parties to terminate that employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship (i) with Executive or any entity by which Executive is employed or serves as an officer or director, or (ii) with other person or entity in competition with the Business.

7.3 Non-Competition. During the Term and for a period of two years following the Termination Date, Executive may not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Protected Parties, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person or entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that engages or proposes to engage in the coated paper business anywhere in the world (the “Business”). Notwithstanding the foregoing, nothing in this Agreement will prevent Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than 5% of the publicly-traded common equity securities of any company engaged in the Business, so long as Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded Executive in connection with any permissible equity ownership.

7.4 Property. Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Protected Parties are the sole property of the Protected Parties (“Company Property”). During the Term and at all times thereafter, Executive may not remove, or cause to be removed, from the premises of the Protected Parties copies of any Company Property, except in furtherance of his duties under the Agreement. At the Termination Date, or upon request of the Company at any time, Executive will promptly deliver to the Company all Company Property and all copies of Company Property in his possession or control.

7.5 Remedies and Specific Performance. Executive acknowledges that a breach or threatened breach of any of the restrictions in this Section 7 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and agrees that the Protected Parties will be entitled to equitable relief, including specific performance and injunctive relief as remedies for the breach or threatened or attempted breach. Executive hereby consents to the grant of an injunction (temporary or otherwise) against Executive or the entry of any other court order against Executive prohibiting and enjoining him from violating, or directing him to comply with this Section 7. These remedies will be in addition to all other remedies, including damages, available to the Protected Parties for a breach or threatened or attempted breach of this Agreement. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on Executive in this Section 7, except as required by law, Executive will not be entitled to any payments set forth in Section 5.3 if Executive breaches the covenants applicable to Executive contained in this Section 7.

8. Other Provisions.

8.1 Notices. Any notice or other communication required or which may be given under this Agreement must be in writing and may be delivered personally or by courier, telegraphed, sent by facsimile transmission, or sent by certified, registered or express mail, postage prepaid, and will be deemed given when actually received at the following addresses or at any other address that either party may notify the other:

If to the Company:

NewPage Corporation

8540 Gander Creek Drive

Miamisburg, OH 45342

Attention: Chief Executive Officer

With a copy to:

Douglas K. Cooper

NewPage Corporation

8540 Gander Creek Drive

Miamisburg, OH 45342

Telephone: (937) 242-9339

Fax: (937) 242-9459

If to Executive: Executive’s home address reflected in the Company’s records.

8.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement.

8.3 Representations and Warranties by Executive. Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person that would in any way preclude, inhibit, impair or limit Executive’s ability to perform his obligations under this Agreement, including without limitation non-competition, non-solicitation, or confidentiality agreements.

8.4 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions of this Agreement may be waived only by writing signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege under this Agreement will operate as a waiver of that right, power or privilege, nor will any waiver of a right, power or privilege on a particular occasion preclude exercise of that right, power or privilege on a different occasion the exercise of any other right, power or privilege under this Agreement. This Agreement and all compensation derived from this Agreement are intended not to constitute compensation deferred under a nonqualified deferred compensation plan as contemplated in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, notwithstanding any other provision of this Agreement, this Agreement will be interpreted consistent with the preceding sentence, and this Agreement may be modified to the minimum extent necessary, as agreed upon by the Company and Executive, to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

8.5 Governing Law and Venue. This Agreement will be governed and construed in accordance with Ohio law applicable to agreements made and not to be performed entirely within Ohio, without regard to conflicts of laws principles. The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in Dayton, Ohio, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any suit, action, or proceeding, any claim that he or it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by the above-named courts. In addition, the parties irrevocably agree to the waiver of a jury trial.

8.6 Assignment. This Agreement, and the rights and obligations under this Agreement, may not be assigned by either party without written consent signed by the other party, except that the Company may assign its rights and/or obligations in this Agreement to the successor of the business of the Company.

8.7 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

8.8 Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of terms contained in this Agreement.

8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect. Executive acknowledges that the restrictive covenants contained in Section 7 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

8.10 Judicial Modification. If any court determines that all or part of a covenant in Section 7 is invalid or unenforceable, the remainder of Section 7 will not be affected and will be given full effect, without regard to the invalid portion. If any court determines that all or part of a covenant in Section 7 is invalid or unenforceable because of the geographic or temporal scope of that covenant, the parties desire that the court reduce the scope to the minimum extent necessary to make the covenant valid and enforceable.

8.11 Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due under this Agreement, the amount of withholding taxes due any federal, state or local authority in respect of that benefit or payment and to take any other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of withholding taxes.

The Company and Executive, intending to be legally bound, have executed this Agreement as of the date shown above.

EXECUTIVE	NEWPAGE CORPORATION

/s/ Mark A. Suwyn	By:	/s/ Douglas K. Cooper
Mark A. Suwyn	Name:	Douglas K. Cooper
	Title:	Vice President, General Counsel and Secretary

EXHIBIT A

FORM OF GENERAL RELEASE

THIS GENERAL RELEASE (“Release”) is made by MARK A. SUWYN (“Executive”) as of                 , 20     (“Effective Date”), in favor of NEWPAGE CORPORATION (“Company”) the other COMPANY RELEASED PARTIES described below. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive covenants and agrees as follows:

1. Subject to Section 2 below, Executive, individually and on behalf of his heirs, executors, administrators, representatives, agents, attorneys and assigns of every kind, hereby irrevocably, fully, unconditionally and forever releases, discharges and holds harmless, to the fullest extent permitted by applicable law, the Company and its affiliated companies, parents, subsidiaries, predecessors, successors, assigns, divisions, related entities and all of their respective past and present employees, officers, directors, trustees, shareholders, members, partners (as applicable), agents, investors, attorneys and representatives (collectively “Company Released Parties”), from and against any and all manner of claims, actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, demands and losses of any kind or nature whatsoever (based on any legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise, including without limitation any claims for attorneys fees or costs), whether known or unknown, that Executive has or may hereafter have against the Company Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world until and through the effective date of this Release directly or indirectly related to or arising out of Executive’s past or present business relationships with the Company Released Parties, including without limitation any and all matters relating to Executive’s employment and termination of employment with the Company and its subsidiaries or affiliates, and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq. and applicable labor and employment laws of the states of New York and Ohio (collectively “Claims”).

2. Notwithstanding Section 1 above, this Release will not apply to, and Executive will retain, any Claims arising from (i) Executive’s rights and the Company’s obligations under Section 5 of the Employment Agreement between the Company and Executive, dated as of January 18, 2010 (the “Employment Agreement”), (ii) Executive’s rights and NewPage Group Inc.’s obligations under the Equity Exchange and Restricted Stock Agreement between NewPage Group Inc. and Executive dated December 21, 2007, (iii) Executive’s right to indemnification and defense pursuant to the charter documents and bylaws of the Company or any Company Released Party and pursuant to the Director and Officer Indemnification Agreement between NewPage Holding Corporation and Executive dated August 6, 2006, and (iv) under any insurance coverage available to Executive under any director’s and officer’s insurance policy or similar policy maintained by the Company or any Company Released Party.

3. Without limiting the foregoing, and for avoidance of doubt, Executive understands and agrees that by signing this Release:

(a) Executive is specifically and voluntarily waiving, releasing and forever giving up any and all claims that Executive may have against the Company Released Parties for illegal discrimination or retaliation or any kind or nature, including without limitation those based on my age, sex, race, color, religion, national origin, citizenship, veteran status, sexual orientation, disability and/or handicap, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, defamation, or injuries incurred on the job or as a result of my loss of employment or otherwise;

(b) Executive is specifically and voluntarily waiving, releasing and forever giving up any and all Claims that Executive may have against the Company Released Parties for breach of contract, severance pay or separation pay, vacation pay, holiday pay, breach of promise, wrongful discharge, unjust dismissal, whistle-blowing, breach of fiduciary duty, breach of the implied covenant of good faith and fair dealing, defamation, wrongful denial of benefits, intentional or negligent infliction of emotional distress, negligence and any other intentional torts; and

(c) Executive is specifically and voluntarily waiving, releasing and forever giving up all Claims described in this Release through and including the Effective Date, including without limitation any alleged injuries or damages suffered at any time after the Effective Date by reason of the continued effects of alleged discriminatory acts or other conduct that occurred on or before the Effective Date.

4. Executive promises and agrees that, from and after the Effective Date, Executive will not, either individually or with any other person or entity, commence, maintain, prosecute, participate as a party, or permit to be filed by any other person or entity on my behalf, any action, charge, lawsuit, complaint or any administrative, arbitral, judicial or other proceeding with any governmental agency, or against Company Released Party with respect to any of the Claims released by Executive pursuant to Section 1 above. Executive understands that this Section 4 bars Executive from initiating legal action only to the fullest extent such a prohibition is valid under law. In addition, Executive agrees that, from and after the Effective Date, and to the fullest extent permitted under applicable law, Executive will not voluntarily participate or assist in any judicial, administrative, arbitral or other proceedings of any nature or description against Company Released Parties brought by or on behalf of any administrative agency or any executives or former executives of the Company other than pursuant to a valid judicial subpoena or court order. If any person or entity brings a Claim released under this Release on Executive’s behalf, Executive will waive any right to recovery under that Claim and will use commercially reasonable efforts to cooperate with Company Released Parties to have the claim dismissed.

4. Executive acknowledges that he has been given the opportunity to review and consider this Release for 21 days from the date he received a copy. If Executive elects to sign before the expiration of the 21 days, Executive acknowledges that he will have chosen, of his own free will without any duress, to waive his right to the full 21 day period.

5. Executive may revoke this Release after signing it by delivering written notice to the Secretary of the Company within seven days after the signing date shown below (the “Revocation Period”). This Release, provided it is not revoked, will be effective on the day after the end of the Revocation Period. If Executive so revokes this Release, then the parties will automatically return to the status quo existing immediately prior to the revocation, there will be no obligation on the part of the Company or any other Company Released Party to pay or provide the compensation described in Section 5 of the Employment Agreement, and Executive will repay to Company any monies and return any other consideration previously paid or provided to Executive under Section 5 of the Employment Agreement.

6. Executive acknowledges that he has been advised to consult with an attorney prior to signing this Release.

7. Executive is signing this Release knowingly, voluntarily and with full understanding of its terms and effects. Executive is signing this Release of his own free will without any duress, being fully informed and after due deliberation. Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above.

8. Executive acknowledges that he has not relied on any representations or statements not set forth in this Release. Executive will not disclose the contents or substance of this Release to any third parties, other than his attorneys, accountants, or as required by law, and Executive will instruct each of the foregoing not to disclose the same.

9. This Release will be governed by and construed in accordance with Ohio law. If any provision in this Release is held invalid or unenforceable for any reason, the remaining provisions will be construed as if the invalid or unenforceable provision had not been included.

10. Executive understands and agrees that each of the individuals and entities identified as Company Released Parties in Section 1 of this Release are intended third-party beneficiaries of the releases and undertakings conveyed by Executive in this Release, and that each such third-party beneficiary will have the right to enforce the terms and conditions of this Release directly, in its own name and its own right, to the fullest extent that that right is afforded to the Company under this Release.

PLEASE READ CAREFULLY BEFORE SIGNING. THIS DOCUMENT

INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executive, intending to be legally bound, has executed and delivered this Release effective as of the Effective Date.

EXECUTIVE:

Mark A. Suwyn

Date Signed: , 20